Exhibit 4.19

EXECUTION VERSION

THIRD SUPPLEMENTAL INDENTURE

THIS THIRD SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”) between H.J. Heinz Holding Corporation, a Delaware corporation (the “Company” or the “Guarantor”), H. J. Heinz Company, a Pennsylvania corporation (as successor to the Predecessor Issuer as defined below) (the “Issuer”), and The Bank of New York Mellon (as successor trustee to The First National Bank of Chicago) (the “Trustee”), is made and entered into as of July 2, 2015.

WITNESSETH

WHEREAS, H. J. Heinz Finance Company, a Delaware corporation (the “Predecessor Issuer”) and the Trustee have heretofore executed and delivered an Indenture, dated as of July 15, 1992 (as amended and supplemented thereto, the “Indenture”), pursuant to which the Issuer issued 6.375% U.S. Dollar Debentures due July 2028 (the “Notes”);

WHEREAS, the Predecessor Issuer merged with and into the Issuer and the Issuer assumed all of the obligations of the Notes pursuant to the Second Supplemental Indenture, dated as of June 18, 2015;

WHEREAS, on March 24, 2015, the Company entered into an Agreement and Plan of Merger, pursuant to which Kraft Foods Group, Inc., will, through a series of transactions, merge with and into the Issuer (the “Merger”);

WHEREAS, in connection with the Merger, the Company, the ultimate parent company of the Issuer, intends to become a guarantor of the Notes;

WHEREAS, Section 901 of the Indenture provides that the Issuer and the Trustee may amend, supplement or modify the Indenture, without the consent of any Holder to add to the covenants for the benefit of the Holders of all or any series of Securities;

WHEREAS, this Supplemental Indenture is being executed pursuant to and in accordance with Section 901 of the Indenture to provide that the Company shall become a guarantor under the Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company in accordance with its terms have been done.

NOW THEREFORE, in consideration of the premises provided for herein, the Company, the Issuer, and the Trustee mutually covenant and agree for the equal and proportionate benefit of all Holders of the Notes as follows:

ARTICLE ONE

Incorporation of Previous Documents

This Supplemental Indenture is a supplemental indenture within the meaning of the Indenture and shall be read together therewith, and shall have the same effect as though all the provisions thereof and hereof were contained in one instrument. Unless otherwise expressly provided, the provisions of the Indenture are incorporated herein by reference.

Section 101 Definitions

Except as otherwise expressly provided herein or unless the context otherwise requires, each capitalized term that is used in this Supplemental Indenture but not defined herein shall have the meaning specified in the Indenture. The terms “hereof,” “herein,” “hereunder” and other words of similar import refer to this Supplemental Indenture.

Section 102 Governing Law

THIS SUPPLEMENTAL INDENTURE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 103 Counterparts

This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 104 Trustee

The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the parties hereto other than the Trustee.

ARTICLE TWO

Guarantees

Section 201 Guarantee

(a) Subject to this Article 2, the Guarantor and, to the extent provided for in any supplemental indenture to the Indenture, each other guarantor (each, a “Guarantor”) hereby will guarantee (each, a “Guarantee”), jointly and severally, irrevocably and unconditionally, on a senior unsecured basis, to each Holder and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes and the obligations of the Issuer hereunder or thereunder, that: (1) the principal, premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at stated maturity, by acceleration, redemption or otherwise, and interest on the overdue principal and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or under the Notes shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment by the Issuer when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture, or pursuant to Section 206.

(c) Each of the Guarantors also agrees, jointly and severally, to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 201.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

(f) Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation or reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or the Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(g) In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(h) Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 202 Limitation on Guarantor Liability

Each Guarantor, and by its acceptance of the Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor does not constitute a fraudulent conveyance or a fraudulent transfer for purposes of bankruptcy law in the United States, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to such Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and each Guarantor hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 2, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with generally accepted accounting principles in the United States.

Section 203 Execution and Delivery

(a) To evidence its Guarantee set forth in Section 201, the Company hereby agrees that the Indenture shall be executed on behalf of the Company by an officer of the Company or a person holding an equivalent title, and each other Guarantor hereby agrees that a supplemental indenture to the Indenture shall be executed on behalf of such Guarantor by an Officer or person holding an equivalent title.

(b) The Company hereby agrees that its Guarantee set forth in Section 201, and each other Guarantor shall in such supplemental indenture agree that its Guarantee set forth in Section 201, shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such guarantee on the Notes.

(c) If an officer whose signature is on the Indenture or a supplemental indenture no longer holds that office at the time the Trustee authenticates the Notes, such Guarantees shall be valid nevertheless.

(d) The delivery of any Notes by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in the Indenture or supplemental indenture on behalf of the Guarantors.

Section 204 Subrogation

Each Guarantor shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 201; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under the Indenture or the Notes shall have been paid in full.

Section 205 Benefits Acknowledged

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 206 Release of Guarantees

(a) A Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Issuer or the trustee shall be required for the release of such Guarantor’s Guarantee, upon:

(1) (A) [reserved]; or

(B) as specified in a supplemental indenture to the Indenture; and

(2) such Guarantor delivering to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction and/or release have been complied with.

At the written request of the Issuer, the Trustee shall execute and deliver any documents reasonably required in order to evidence such release, discharge and termination in respect of the applicable Guarantee.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

H. J. HEINZ COMPANY, as Issuer

By:	/s/ James Liu
Name:	James Liu
Title:	Global Treasurer

H.J. HEINZ HOLDING CORPORATION, as Guarantor

By:	/s/ Fabio Spina
Name:	Fabio Spina
Title:	Attorney-In-Fact for Paulo Basilio, Vice President, Chief Financial Officer and Secretary

[Signature Page to Supplemental Indenture (2028)]

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Laurence J. O’Brien
	Name:	Laurence J. O’Brien
	Title:	Vice President